Exhibit 99.3

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FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $.05 SEMIANNUAL CASH DIVIDEND BRINGING TOTAL DIVIDENDS FOR 2003 TO $.137, AN INCREASE OF 33% OVER 2002 DIVIDENDS (1)

Newport Beach, CA – September 12, 2003 – American Vanguard Corp. (AMEX:AVD) today announced that its Board of Directors declared a cash dividend of $.05 per share. The dividend will be distributed on October 17, 2003 to shareholders of record as of October 3, 2003.

Eric Wintemute, President and CEO of American Vanguard, stated, “This dividend illustrates our Board of Directors’ positive outlook for American Vanguard, based on the Company’s solid fundamentals, strong first-half results and prospects for continued growth. As indicated in the table below, American Vanguard has a track record of sharing its profit growth with shareholders, many of whom have benefitted further from the stock dividends/splits over the past few years.”

Five-year Historical Cash Dividends

Distribution Date	Cash Dividend (as adjusted (1))
04/11/03	$.087
10/18/02	$.033
04/12/02	$.070
10/19/01	$.030
04/13/01	$.050
10/20/00	$.023
04/14/00	$.054
04/19/99	$.025

(1)	As adjusted for stock dividends and splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets crop protection and management, turf management and public health insecticides. The Company’s basic strategy is to acquire brand name, niche product lines from multi-billion dollar companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of Business Week’s Hot Growth Companies (#94) and Fortune Small Business’ 100Fastest Growing Small Companies (#35). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings.

All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604

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